Exhibit 8.2

ARGO Law

De Keyserlei 5/15

B-2018 Antwerpen

January 22, 2015

Euronav NV

De Gerlachekaai 20

2000 Antwerpen

Belgium

Re: Euronav NV

Ladies and Gentlemen:

We have acted as Belgian counsel to Euronav NV, a company incorporated under the laws of the Kingdom of Belgium (the “Company”), in connection with (i) the Company’s registration statement on Form F-1 (File No. 333-198625), including the prospectus contained therein (the “Prospectus”), as originally filed with the U.S. Securities and Exchange Commission (the “Commission”) on September 8, 2014, as thereafter amended or supplemented (the “Initial Registration Statement”), relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the initial public offering of the Company’s ordinary shares, no par value; and (ii) the Company’s registration statement filed pursuant to Rule 462(b) of the Securities Act on January 22, 2015, which incorporates by reference the Initial Registration Statement (the “Additional Registration Statement”), for the purpose of registering additional ordinary shares.

In formulating our opinion as to the following matters, we have examined such documents as we have deemed appropriate, including the Initial Registration Statement and the Additional Registration Statement. We have also obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Based on the facts as set forth in the Additional Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the caption “Tax Considerations” therein, we hereby confirm that the opinions of Argo Law with respect to Belgian federal income tax matters expressed in the Additional Registration Statement under the caption “Tax Considerations – Belgian Tax Considerations” accurately state our views as to the tax matters discussed therein.

Our opinions and the tax discussion as set forth in the Additional Registration Statement are based on the current provisions of the Belgian Income Tax Code 1992 and the Belgian Various Duties and Taxes Code as presently in force, and as generally interpreted and applied by the Belgian courts and authorities on the same date. Our opinion may be affected by amendments to the tax law or to the regulations thereunder or by subsequent judicial or administrative interpretations thereof, which might be enacted or applied with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Additional Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Additional Registration Statement, and to each reference to us and discussions of advice provided by us in the Prospectus. In giving such consent, we do not hereby admit that we are “experts” within the meaning of the Securities Act, as amended, or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Additional Registration Statement.

Very truly yours,

/s/ Argo Law